Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES
2008 SECOND QUARTER RESULTS
Grand Rapids, MI — July 16, 2008 — Mercantile Bank Corporation (NASDAQ: MBWM) reported a net loss of $2.6 million, or $0.31 per diluted share, for the second quarter of 2008 compared with net income of $2.2 million, or $0.26 per diluted share, for the second quarter of 2007. For the six-month 2008 period, the net loss was $6.4 million, or $0.75 per diluted share, compared with net income of $6.5 million, or $0.77 per diluted share, for the prior-year six months. Mercantile’s 2008 profit performance continues to be impacted by net interest margin compression resulting from the decline in interest rates that began late in the third quarter of 2007, sizeable provisions for loan and lease losses taken in response to deteriorating collateral values underlying nonperforming loans, and write-downs on foreclosed properties reflecting lower estimated values.
Chairman and CEO Michael Price commented, “We are disappointed with our recent financial results, but continue to operate under the premise that there is no easy or fast solution to the current ills that have befallen the Michigan economy and its real estate markets. We continue to proactively address weaknesses within our loan portfolio, with approximately 40 percent of our nonperforming loans contractually current on payments. Although our nonperforming assets increased $6.0 million during the second quarter, loans 30 to 89 days delinquent are now at their lowest level in several years and the total balance of our internal watch list has remained relatively unchanged over the past several months, which are positive signs that we may be nearing the peak in asset quality challenges.”

“We have also been diligently addressing our deteriorating net interest margin. As an asset sensitive bank, the Federal Reserve’s aggressive interest rate reductions since September 2007 have been the primary contributor to our compressed net interest margin, combined with the elevated level of nonperforming assets and continued price competition for loans and deposits. Now that interest rates appear to have stabilized, our balance sheet is positioned so that we can begin to reverse the margin compression that has impacted profitability. Recent monthly trends in our net interest margin have been positive, and under the current interest rate environment, we expect to see improvement for the remainder of 2008 and into 2009.”
“Despite the many challenges of the past several quarters, we are proceeding with our business plan: underwriting, monitoring and servicing our existing customer base and marketing to the new opportunities we see locally as some financial institutions retreat from our markets. The difficult banking environment has brought some positive aspects, as we are experiencing much more rationality in commercial loan pricing and deal structuring.”
Operating Results
Second quarter 2008 total revenue, consisting of net interest income plus noninterest income, was $12.4 million, a 19.6 percent decrease from the $15.4 million reported for the prior-year second quarter. Net interest income was $10.6 million, down from the $13.9 million for the year-ago quarter. The net interest margin declined 76 basis points, or 26.1 percent, from 2.91 percent to 2.15 percent, which was partially offset by a $64.1 million increase in average earning assets. Noninterest income for the second quarter was $1.8 million, up 23.7 percent from the $1.4 million reported for last year’s second quarter, primarily from improved service charge income and higher levels of mortgage banking activity and bank owned life insurance policy income.
The provision for loan and lease losses was $15.3 million during the first six months of 2008, including $6.2 million expensed during the second quarter. This compares with the $3.4 million provision expensed during the first six months of 2007, of which $2.4 million was recognized in the second quarter. The larger 2008 provision reflects a higher level of net loan and lease charge-offs and loan and lease growth during 2008, as well as higher levels of reserves to provide for future losses inherent in the current portfolio. The allowance for loan and lease losses equaled 1.73 percent of total loans and leases as of June 30, 2008, compared with 1.67 percent at March 31, 2008 and 1.28 percent at June 30, 2007.
Noninterest expense for the second quarter of 2008 was $10.8 million, up $0.7 million, or 7.4 percent, over the prior-year second quarter. Excluding the $1.2 million one-time charge taken in the second quarter of 2007 relating to the former chairman’s retirement package, operating expense grew 21.9 percent. Compared with the first quarter of 2008, operating expenses were up $0.4 million, or 4.3 percent. A majority of the noninterest expense growth during the first six months of 2008 when compared to the same time period in 2007 relates to costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisals and write-downs on foreclosed properties. These costs totaled $1.5 million during the first six months of 2008, including $1.1 million expensed during the second quarter of 2008;

these amounts include write-downs on foreclosed properties totaling $0.7 million and $0.2 million during the second and first quarters, respectively.
Asset Quality
“Nonperforming assets increased in the second quarter, continuing a trend that began in 2007,” noted Mr. Price. “The financial condition of some of our borrowers has become increasingly strained as real estate remains unsold and liquid sources of debt repayment are exhausted. Recent appraisals often reflect significant declines from the original estimated values. In this context, we took the prudent step to record an additional large loan loss provision this quarter and raise reserves against our loan portfolio to 1.73 percent of total loans.”
At June 30, 2008, nonperforming assets totaled $46.6 million, or 2.16 percent of total assets, up from $40.6 million (1.92 percent of total assets) at March 31, 2008, and $24.0 million (1.14 percent of total assets) at June 30, 2007. The net increase in nonperforming assets during the second quarter of 2008 was $6.0 million, reflecting the addition of $15.5 million of new nonperforming loans, less loan paydowns, sales of foreclosed real estate and write-downs of foreclosed properties totaling $5.2 million and net loan and lease charge-offs of $4.3 million.
Nonperforming loans and foreclosed properties associated with the development and construction of residential real estate totaled $14.7 million, plus an additional $3.2 million in nonperforming loans secured by, and foreclosed properties consisting of, residential properties at June 30, 2008. At March 31, 2008, the levels were $13.1 million and $4.3 million, respectively. Commercial nonperforming assets were $28.7 million as of June 30, 2008, compared with $23.2 million as of March 31, 2008.
Net loan and lease charge-offs for second quarter 2008 were $4.3 million, or an annualized 0.95 percent of average total loans and leases, compared with $5.0 million, or an annualized 1.11 percent, during the first quarter of 2008. Net loan and lease charge-offs associated with residential-related loans and commercial-related loans totaled $1.2 million and $3.1 million, respectively, during the second quarter of 2008.
Balance Sheet
Total assets were $2.16 billion at June 30, 2008, an increase of $59.8 million, or 2.8 percent, since June 30, 2007. Mr. Price commented, “We were able to generate a modest increase in loans in the second quarter, although asset growth is still constrained by the weak economy and competitive pressures.” Total loans and leases grew $64.8 million, or 3.6 percent, during the past twelve months, with $46.5 million of the growth occurring during the second quarter of 2008. Mercantile’s loan portfolio is approximately 72 percent secured by real property, with construction and land development loans accounting for $266.0 million, or 14.5 percent of total loans and leases. Deposits totaled $1.54 billion as of June 30, 2008, a decline of $94.3 million from June 30, 2007, in part reflecting a shift of a portion of brokered deposits into lower-rate FHLB advances, which have increased $150.0 million over the past twelve months.

Shareholders’ equity at June 30, 2008 was $167.7 million, a decline of $10.4 million, or 5.9 percent, from December 31, 2007. Total shares outstanding at second quarter-end 2008 were 8,530,512. The Bank is still “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 10.8% at June 30, 2008. The Bank’s total regulatory capital equaled $224.7 million as of June 30, 2008, approximately $17.0 million in excess of the amount needed to provide for the 10.0% minimum “well-capitalized” total risk-based capital ratio.
In conclusion, Mr. Price commented, “Community banking has always been a reflection of a bank’s local economic environment, and Mercantile’s performance reflects the ongoing challenges of the Michigan marketplace. We continue to manage our business with the expectation that our economy will eventually recover, but under present circumstances, our approach is to be cautious, selective and overall, prudent. Mercantile has a solid capital base and strong commercial lending expertise. We plan to leverage these strengths and serve our local communities as we have in the past, assisting our business clients with their financial needs throughout the economic cycle.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #

Mercantile Bank Corporation
Second Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$37,632,000	$29,138,000	$48,190,000
Short-term investments	137,000	292,000	251,000

Total cash and cash equivalents	37,769,000	29,430,000	48,441,000

Securities available for sale	129,013,000	136,673,000	133,247,000
Securities held to maturity	63,787,000	65,330,000	63,664,000
Federal Home Loan Bank stock	14,973,000	9,733,000	7,534,000

Loans and leases	1,840,793,000	1,799,880,000	1,776,026,000
Allowance for loan and lease losses	(31,881,000)	(25,814,000)	(22,800,000)

Loans and leases, net	1,808,912,000	1,774,066,000	1,753,226,000

Premises and equipment, net	33,557,000	34,351,000	34,797,000
Bank owned life insurance policies	41,004,000	39,118,000	32,330,000
Accrued interest receivable	8,317,000	9,957,000	9,971,000
Other assets	26,022,000	22,745,000	20,310,000

Total assets	$2,163,354,000	$2,121,403,000	$2,103,520,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$131,107,000	$133,056,000	$124,977,000
Interest-bearing	1,413,597,000	1,458,125,000	1,514,033,000

Total deposits	1,544,704,000	1,591,181,000	1,639,010,000

Securities sold under agreements to repurchase	82,300,000	97,465,000	84,987,000
Federal funds purchased	16,000,000	13,800,000	9,100,000
Federal Home Loan Bank advances	285,000,000	180,000,000	135,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	14,245,000	4,013,000	3,653,000
Accrued interest and other liabilities	20,402,000	23,799,000	24,249,000

Total liabilities	1,995,641,000	1,943,248,000	1,928,989,000

SHAREHOLDERS’ EQUITY
Common stock	172,640,000	172,938,000	172,644,000
Retained earnings (deficit)	(2,672,000)	4,948,000	4,855,000
Accumulated other comprehensive income (loss)	(2,255,000)	269,000	(2,968,000)

Total shareholders’ equity	167,713,000	178,155,000	174,531,000

Total liabilities and shareholders’ equity	$2,163,354,000	$2,121,403,000	$2,103,520,000

Mercantile Bank Corporation
Second Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INTEREST INCOME
Loans and leases, including fees	$26,483,000	$33,513,000	$55,546,000	$66,935,000
Investment securities	2,624,000	2,485,000	5,426,000	4,991,000
Federal funds sold	31,000	82,000	117,000	175,000
Short-term investments	1,000	4,000	5,000	8,000

Total interest income	29,139,000	36,084,000	61,094,000	72,109,000

INTEREST EXPENSE
Deposits	14,861,000	19,179,000	31,964,000	38,004,000
Short term borrowings	472,000	866,000	1,023,000	1,698,000
Federal Home Loan Bank advances	2,666,000	1,390,000	4,995,000	2,584,000
Long term borrowings	548,000	701,000	1,137,000	1,391,000

Total interest expense	18,547,000	22,136,000	39,119,000	43,677,000

Net interest income	10,592,000	13,948,000	21,975,000	28,432,000

Provision for loan and lease losses	6,200,000	2,350,000	15,300,000	3,370,000

Net interest income after provision for loan and lease losses	4,392,000	11,598,000	6,675,000	25,062,000

NONINTEREST INCOME
Service charges on accounts	480,000	393,000	984,000	782,000
Other income	1,278,000	1,028,000	2,664,000	2,047,000

Total noninterest income	1,758,000	1,421,000	3,648,000	2,829,000

NONINTEREST EXPENSE
Salaries and benefits	5,673,000	6,521,000	11,447,000	11,905,000
Occupancy	958,000	814,000	1,932,000	1,581,000
Furniture and equipment	480,000	501,000	1,020,000	994,000
Other expense	3,666,000	2,203,000	6,707,000	4,298,000

Total noninterest expense	10,777,000	10,039,000	21,106,000	18,778,000

Income (loss) before federal income tax expense (benefit)	(4,627,000)	2,980,000	(10,783,000)	9,113,000

Federal income tax expense (benefit)	(2,015,000)	759,000	(4,433,000)	2,609,000

Net income (loss)	$(2,612,000)	$2,221,000	$(6,350,000)	$6,504,000

Basic earnings (loss) per share	($0.31)	$0.26	($0.75)	$0.77

Diluted earnings (loss) per share	($0.31)	$0.26	($0.75)	$0.77

Average basic shares outstanding	8,469,097	8,455,891	8,467,122	8,446,419

Average diluted shares outstanding	8,469,097	8,503,138	8,467,122	8,494,276

Mercantile Bank Corporation
Second Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2008	2008	2007	2007	2007
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2008	2007

EARNINGS
Net interest income	$10,592	11,383	13,074	14,051	13,948	21,975	28,432
Provision for loan and lease losses	$6,200	9,100	4,900	2,800	2,350	15,300	3,370
Noninterest income	$1,758	1,890	1,534	1,507	1,421	3,648	2,829
Noninterest expense	$10,777	10,329	10,008	9,570	10,039	21,106	18,778
Net income (loss)	$(2,612)	(3,738)	95	2,367	2,221	(6,350)	6,504
Basic earnings (loss) per share	$(0.31)	(0.44)	0.01	0.28	0.26	(0.75)	0.77
Diluted earnings (loss) per share	$(0.31)	(0.44)	0.01	0.28	0.26	(0.75)	0.77
Average basic shares outstanding	8,469,097	8,465,148	8,462,260	8,458,601	8,455,891	8,467,122	8,446,419
Average diluted shares outstanding	8,469,097	8,465,148	8,485,035	8,491,612	8,503,138	8,467,122	8,494,276

PERFORMANCE RATIOS
Return on average assets	(0.49%)	(0.71%)	0.02%	0.45%	0.43%	(0.60%)	0.63%
Return on average common equity	(6.09%)	(8.44%)	0.21%	5.32%	5.08%	(7.29%)	7.53%
Net interest margin (fully tax-equivalent)	2.15%	2.33%	2.64%	2.86%	2.91%	2.24%	2.99%
Efficiency ratio	87.26%	77.82%	68.51%	61.51%	65.32%	82.37%	60.07%
Full-time equivalent employees	318	317	306	302	305	318	305

CAPITAL
Period-ending equity to assets	7.75%	8.24%	8.40%	8.44%	8.30%	7.75%	8.30%
Tier 1 leverage capital ratio	9.50%	9.69%	9.97%	10.06%	10.10%	9.50%	10.10%
Tier 1 risk-based capital ratio	9.71%	10.05%	10.14%	10.19%	10.26%	9.71%	10.26%
Total risk-based capital ratio	10.96%	11.33%	11.39%	11.40%	11.37%	10.96%	11.37%
Book value per share	$19.66	20.43	20.89	20.96	20.59	19.66	20.59
Cash dividend per share	$0.08	0.15	0.14	0.14	0.14	0.23	0.27

ASSET QUALITY
Gross loan charge-offs	$4,431	5,137	3,988	795	1,358	9,568	2,492
Net loan charge-offs	$4,275	4,957	3,943	743	1,204	9,232	1,981
Net loan charge-offs to average loans	0.95%	1.11%	0.87%	0.17%	0.28%	1.03%	0.23%
Allowance for loan and lease losses	$31,881	29,957	25,814	24,857	22,800	31,881	22,800
Allowance for losses to total loans	1.73%	1.67%	1.43%	1.38%	1.28%	1.73%	1.28%
Nonperforming loans	$43,297	35,259	29,809	23,070	20,595	43,297	20,595
Other real estate and repossessed assets	$3,322	5,371	5,895	2,820	3,369	3,322	3,369
Nonperforming assets to total assets	2.16%	1.92%	1.68%	1.23%	1.14%	2.16%	1.14%

END OF PERIOD BALANCES
Loans and leases	$1,840,793	1,794,310	1,799,880	1,796,962	1,776,026	1,840,793	1,776,026
Total earning assets (before allowance)	$2,048,703	2,006,373	2,011,908	2,005,136	1,980,722	2,048,703	1,980,722
Total assets	$2,163,354	2,115,948	2,121,403	2,106,427	2,103,520	2,163,354	2,103,520
Deposits	$1,544,704	1,554,750	1,591,181	1,640,984	1,639,010	1,544,704	1,639,010
Shareholders’ equity	$167,713	174,295	178,155	177,724	174,531	167,713	174,531

AVERAGE BALANCES
Loans and leases	$1,812,898	1,793,726	1,791,510	1,773,151	1,755,033	1,803,312	1,748,320
Total earning assets (before allowance)	$2,029,494	2,015,210	2,006,940	1,992,075	1,965,345	2,022,352	1,959,414
Total assets	$2,125,731	2,115,468	2,104,212	2,096,597	2,075,217	2,120,600	2,067,013
Deposits	$1,531,853	1,578,545	1,618,825	1,632,153	1,643,522	1,555,199	1,645,252
Shareholders’ equity	$171,902	177,632	178,583	176,482	175,434	174,767	174,236